                                                                    EXHIBIT 12.1

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)



                                                                                                              For the
                                                                                                                Nine
                                                                                                               Months
                                                                                                               Ended
                                                         For the Twelve Months Ended November 30              Aug. 31
                                                  ------------------------------------------------------    -----------
                                                       1996       1997       1998       1999       2000        2001
                                                  ---------- ---------- ---------- ---------- ----------    -----------
Pre-tax earnings from continuing operations          $  637     $  937    $ 1,052    $ 1,631    $ 2,579        $ 1,633

Add: Fixed charges (excluding capitalized
  interest)                                          10,852     13,043     15,813     13,681     18,778         12,606
                                                     ------     ------     ------     ------     ------         ------


Pre-tax earnings before fixed charges                11,489     13,980     16,865     15,312     21,357         14,239
                                                     ======     ======     ======     ======     ======         ======

Fixed charges:
      Interest                                       10,816     13,010     15,781     13,649     18,740         12,560
      Other (a)                                          50         41         47         71         57             57
                                                     ------     ------     ------     ------     ------         ------

      Total fixed charges                            10,866     13,051     15,828     13,720     18,797         12,617
                                                     ------     ------     ------     ------     ------         ------

Preferred stock dividend requirements                    58        109        124        174        195            164
                                                     ------     ------     ------     ------     ------         ------

Total combined fixed charges and preferred
  stock dividends                                  $ 10,924   $ 13,160   $ 15,952   $ 13,894   $ 18,992       $ 12,781
                                                   ========   ========   ========   ========   ========       ========


RATION OF EARNINGS TO FIXED CHARGES                    1.06       1.07       1.07       1.12       1.14           1.13

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS                1.05       1.06       1.06       1.10       1.12           1.11


(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.